Investor Relations:
Jeffrey Potter
Vice President, Corporate Development
& Investor Relations
813-290-6313
Jeff.Potter@wellcare.com

WELLCARE HEALTH PLANS ANNOUNCES APPOINTMENT OF JANE SWIFT, FORMER GOVERNOR OF MASSACHUSETTS, TO ITS
BOARD OF DIRECTORS

Tampa, Florida (November 8, 2004) — WellCare Health Plans, Inc. (NYSE:WCG) today announced that its Board of Directors has appointed the Honorable Jane Swift, former Governor of the Commonwealth of Massachusetts, to its Board of Directors. With the addition of Ms. Swift, WellCare has increased the size of its Board from 8 to 9 directors. Ms. Swift will serve as a Class III Board member and as a member of the Audit Committee.

“Jane Swift will make significant contributions to our Board of Directors,” said Todd Farha, WellCare’s President and Chief Executive Officer. “With her long-standing commitment to serving children, women and the needs of disadvantaged populations, she will assist WellCare to fulfill its mission of providing quality, affordable health care for the recipients of Medicaid and Medicare.”

Ms. Swift served as the Governor of Massachusetts from April 2001 until January 2003. As Governor and previously as the Lieutenant Governor (1999 – 2001), Ms. Swift focused on improving the state’s education system.

Ms. Swift is a General Partner for Arcadia Partners, a leading venture capital firm focused exclusively on the for-profit education and training industry. Ms. Swift is also currently a director of both Teachscape in New York, New York, and the Brigham and Women’s Hospital in Boston, Massachusetts.

Ms. Swift received a Bachelors of Arts degree in American Studies from Trinity College in Hartford, Connecticut in 1987. She has received six honorary doctorates, numerous awards and recognitions and achieved several notable firsts: Massachusetts’ first female Governor and the first U.S. Governor to give birth while in office.

WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves over 734,000 members in Florida, New York, Connecticut, Illinois, Indiana and Louisiana. For more information about WellCare, please visit the Company’s website at www.wellcare.com.